Exhibit 10.2b

Amendment to the
MISCOR Group, Ltd. Employee Stock Purchase Plan

This Amendment to the MISCOR Group, Ltd., Employee Stock Purchase Plan (the “Amendment”) is made as of February 7, 2008, by MISCOR Group, Ltd., an Indiana corporation (the “Corporation”).

RECITALS

WHEREAS, the Board of Directors and shareholders of the Corporation duly approved and adopted the MISCOR Group, Ltd., Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, the Corporation desires to amend the Plan to modify the definitions of
“Committee” and “Eligible Employee” under the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1.           Definition of “Committee”.  Subject to Section 3 hereof, Section 2.01(e) of the Plan shall be amended and restated in its entirety to read as follows:

“(e)           “Committee” means (i) the Compensation Committee of the Board of Directors, or (ii) another committee of the Board of Directors designated by the Board of Directors to act as the Committee for purposes of this Plan, or (iii) the Board of Directors if it determines that it shall act as the Committee for purposes of this Plan.”

2.           Definition of “Eligible Employee”.  Subject to Section 3 hereof, Section 2.01(j) of the Plan shall be amended and restated in its entirety to read as follows:

“(j)           “Eligible Employee” means any person employed by the Corporation or any of its subsidiaries or controlled entities (as designated by the Committee) except for:

(1)           employees who have been employed less than six (6) months;

(2)           employees whose customary employment is twenty (20) hours or less per week; or

(3)           any officer of the Corporation who is also a “highly compensated employee” within the meaning of the Code Section 414(q).

With respect to any individual who first becomes employed after February 7, 2008, in applying the six-month employment requirement of Section 2.01(j)(1) above, such employee’s period of employment shall include any period of employment with any employer acquired by the Corporation.”

3.           Effective Date of Amendment.  This Amendment shall be effective as of the date on which the Board of Directors of the Corporation shall have approved this Amendment, provided that the shareholders of the Corporation also approve this Amendment within 12 months after the date of approval by the Board.

4.           General.  Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to such terms under the Plan.  All other provisions contained in the Plan and not otherwise amended pursuant hereto shall remain unchanged and shall continue in full force and effect.  Except as expressly provided herein, the Plan and this Amendment shall be construed, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistencies, this Amendment shall control.

The Corporation has caused this Amendment to the MISCOR Group, Ltd., Employee Stock Purchase Plan to be executed as of the date first above written.

MISCOR Group, Ltd.

By:	/s/ John A. Martell
Name: John A. Martell
Title: President and Chief Executive Officer

Adopted by the Board of Directors of MISCOR Group, Ltd., as of February 7, 2008

Adopted by the Shareholders of MISCOR Group, Ltd., as of May 15, 2008